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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 33-65052, 333-4434 and 333-67357 of Rocky Shoes & Boots, Inc. on Form S-8 of our reports dated March 12, 1999, appearing in and incorporated by reference in this Annual Report on Form 10-K of Rocky Shoes & Boots, Inc., for the year ended December 31, 1998.





DELOITTE & TOUCHE LLP

Columbus, Ohio
March 30, 1999